UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 05, 2026
COMPASS PATHWAYS PLC
(Exact Name of Registrant as Specified in Its Charter)

England and Wales	001-39522	Not applicable
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Broadwick Street
London W1F 0DQ
United Kingdom
(Address of Principal Executive Offices; Zip Code)
+1 (716) 676-6461
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, nominal value £0.008 per share	CMPS	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Loan and Security Agreement

On January 5, 2026 (the “Closing Date”), COMPASS Pathways plc (the “Company”) and certain of its subsidiaries (together with the Company, the “Borrowers”) entered into the third amendment (the “Third Amendment”) to that certain loan and security agreement with Hercules Capital, Inc. (“Hercules”), dated as of June 30, 2023 (as amended by the First Amendment to Loan Agreement, dated October 30, 2024 and the Second Amendment to Loan Agreement, dated July 30, 2025, the “Existing Loan Agreement” and the Existing Loan Agreement, as amended by the Third Amendment, the “Amended Loan Agreement”). The Amended Loan Agreement provides for five tranches of term loans in an aggregate principal amount of up to $150,000,000, consisting of (i) a term loan of $50.0 million which will be fully funded at the Closing Date (the “Tranche 1 Advance”), (ii) term loans of up to $30.0 million subject to the Borrowers achieving a clinical milestone and satisfying certain other conditions (the “Tranche 2 Advance”), (iii) term loans of up to $30.0 million subject to the Borrowers achieving a milestone relating to certain FDA approvals being granted and satisfying certain other conditions (the “Tranche 3 Advance”), (iv) term loans of up to $20.0 million subject to the Borrowers achieving a commercial milestone and satisfying certain other conditions (the “Tranche 4 Advance”), and (v) up to $20.0 million, subject to the approval of Hercules’ investment committee, as may be increased by any unborrowed amounts of the Tranche 2 Advance, the Tranche 3 Advance and the Tranche 4 Advance. The Amended Loan Agreement further provides that a portion of the proceeds from the Tranche 1 Advance shall be used to repay the outstanding principal amounts and PIK due under the Existing Loan Agreement, which is approximately $31.1 million.

Borrowings under the Amended Loan Agreement bear interest at an annual rate equal to the greater of (i) 9.75% or (ii) 2.75% plus the Wall Street Journal prime rate. Payments under the Amended Loan Agreement are interest only until the first principal payment is due in the first quarter of 2029, as may be deferred if the Borrowers achieve certain milestones until the scheduled maturity date on January 5, 2031 (the “Maturity Date”).

Consistent with the Existing Loan Agreement, at Borrowers’ option, the Borrowers may prepay all or any portion greater than $5.0 million (and increments of $5.0 million in excess thereof) of the outstanding borrowings, subject to a prepayment premium equal to (i) 2.0% of the principal amount outstanding if the prepayment occurs during the first year following the Closing Date, (ii) 1.0% of the principal amount outstanding if the prepayment occurs during the second year following the Closing Date, and (iii) 0.5% of the principal amount outstanding if the prepayment occurs thereafter but prior to the Maturity Date. The Amended Loan Agreement also provides for a charge equal to $1.425 million, which represents the remaining unpaid end of term charge pursuant to the Existing Loan Agreement and is payable on the earlier of July 1, 2027 and the date the Borrowers prepay the Tranche 1 Advance in full. In addition, the Borrowers paid a $250,000 facility charge on the Closing Date. The Amended Loan Agreement also provides for an end of term charge, payable upon maturity, prepayment or repayment of obligations under the Amended Loan Agreement in full, equal to 7.75% of the principal amount prepaid or repaid.

Consistent with the Existing Loan Agreement, Borrowings under the Amended Loan Agreement are collateralized by all of the Borrowers’ personal property and other assets, other than certain of its intellectual property rights and deposit accounts. Consistent with the Existing Loan Agreement, the Amended Loan Agreement includes a right for the lenders to invest in an amount of up to $5.0 million in the closing of any financings of Borrowers after the Closing Date. In addition, the Amended Loan Agreement contains customary closing and commitment fees, prepayment fees and provisions representations, warranties and affirmative and negative covenants consistent with the Existing Loan Agreement, including a financial covenant requiring the Company to maintain certain levels of cash in accounts (with such amount subject to change depending on whether or not certain milestones are satisfied) subject to a control agreement in favor of the Agent commencing on July 1, 2026 (which initial commencement date is subject to further adjustments if certain milestones are met). The Amended Loan Agreement also contains a performance covenant that applies if the Borrower has drawn $75.0 million or more under the Amended Loan Agreement and is measured beginning nine months after the Borrower has obtained FDA approval for its lead product candidate. The performance covenant requires the Borrower to maintain certain levels of net product revenue measured, provided that compliance will be waived if certain conditions are met. Consistent with the Existing Loan Agreement, the Amended Loan Agreement also includes customary events of default, including payment defaults, breaches of covenants following any applicable cure period, the occurrence of certain events that could reasonably be expected to have a “material adverse effect” as set forth in the Amended Loan Agreement, cross acceleration to third-party indebtedness and certain events relating to bankruptcy or insolvency. Upon the occurrence and continuance of an event of default, a default interest rate of an additional 4.0% may be applied to any outstanding secured obligations, and Hercules may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Amended Loan Agreement.

The description of the Third Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Third Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 regarding the Amended Loan Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
The following exhibits are filed herewith:

Exhibit No.	Description

10.1†
Third Amendment to Loan and Security Agreement, dated as of June 30, 2023, by and among COMPASS Pathways plc and its subsidiaries, the lenders party thereto and Hercules Capital, Inc., in its capacity as administrative agent and collateral agent.

104*	Cover page interactive data file (embedded within Inline XBRL document)
†	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit pursuant to Item 601(b)(10)(iv). The Company undertakes to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.
*	Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS PATHWAYS PLC

Date: January 7, 2026	By:	/s/ Teri Loxam
Teri Loxam
Chief Financial Officer